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                           PURCHASE AND SALE AGREEMENT

       This Purchase and Sale Agreement (the "Agreement"), made as of the 6th day of March 2001, by and among Dr. Desheng Wang ("Wang" or the "Seller") and DLD Group, Inc. ("DLD" or the "Buyer"),(individually a "Party," and collectively the "Parties").

       WHEREAS, the Seller is the owner of certain patents represented by patent application number 09-417421 (the "Patents"); and

       WHEREAS, the Seller wishes to sell the Patents to the Buyer and the Buyer wishes to buy the Patents from the Seller on the terms and conditions set forth in this Agreement; and

       WHEREAS, the Buyer desires that the consideration to be paid to the Seller for the Patents be in the form of 4,163,266 shares of common stock of DLD (such 4,163,266 shares being referred to herein as the "DLD Shares" and representing 51% of the total issued and outstanding shares of DLD on a fully diluted basis after issuance).

       NOW, THEREFORE, the Parties agree as follows:

       (1) The Seller hereby sells and transfers the Patents to the Buyer effective immediately.

       (2) The Buyer hereby buys, and accepts the transfer of, the Patents from the Seller effective immediately.

       (3) In consideration for the Seller's sale of the Patents to the Buyer, the Seller is willing to accept the DLD shares at the request of the Buyer.

       (4) The Seller represents and warrants to the Buyer as follows:

          (a) NO CONFLICTS. Neither the execution and delivery of this Agreement by the Seller, or any other document or instrument to be executed by the Seller pursuant to this Agreement or otherwise in connection herewith (collectively the "Seller's Documents"), nor the consummation by the Seller of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the Patents under the terms of any contract, instrument, or other agreement to which the

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Seller is a party or are otherwise bound, or pursuant to any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to the Seller.

          (b) BINDING EFFECT. The Seller has the right, power, capacity, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and constitutes, and upon execution and delivery of the Seller's Documents, will constitute, the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

          (c) NO CONSENTS. Except as set forth on Schedule (4)(c), no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, commission, or other governmental authority or instrumentality, or any other third party, is necessary or otherwise required to be obtained or made in connection with the execution, delivery, or performance of this Agreement by the Seller, or with respect to the consummation by the Seller of the transactions contemplated hereby.

          (d) OWNERSHIP OF THE PATENTS. The Seller owns all of the Patents free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions, and adverse rights or interests whatsoever.

          (e) INVESTMENT INTENT. The Seller is acquiring the DLD Shares hereunder for his own account, for investment purposes only, and not with the intent or view to resell, fractionalize, or further distribute such DLD Shares.

          (f) DLD SHARES NOT REGISTERED. The Seller acknowledges and understands
(1) that the offer and the issuance of the DLD Shares hereunder has not been registered with the Securities and Exchange Commission or any State securities agency, and is being made pursuant to exemptions from the registration provisions of the Securities Act of 1933, as amended, and any applicable State securities laws; (2) that the DLD Shares are restricted under applicable securities laws and must be held indefinitely unless the offer and sale thereof is subsequently registered under the Securities Act of 1933, as amended, or any applicable State securities laws, or unless an exemption from registration is


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available; and (3) that certificates representing the DLD Shares may bear an appropriate restrictive legend to this effect.

          (g) LITIGATION. There is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of the Seller, threatened against the Seller or the Patents, or against the transactions contemplated by this Agreement. Neither the Seller or the Patents are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

          (h) GOVERNMENTAL LICENSES AND PERMITS. Schedule (4)(h) sets forth a true, correct and complete list of all material governmental licenses, permits, franchises, and other authorizations held or otherwise maintained by the Seller in connection with the ownership or possession of the Patents. All such licenses and permits are in full force and effect, there are no existing violations in connection therewith, and no proceeding is pending or, to the knowledge of the Seller, threatened with respect to the revocation or limitation of the same.

          (i) NO PENDING TRANSACTIONS. Except for the transactions contemplated by this Agreement, the Seller is not a party to, bound by, or the subject of any agreement, undertaking, or commitment to sell, lease, or exchange the Patents to any corporation, partnership, limited liability company, joint venture, or other business entity or individual.

          (j) POWERS OF ATTORNEY. The Seller does not presently have outstanding any powers of attorney authorizing any third party to act by or on behalf of the Seller.

          (k) DISCLOSURE. No representation or warranty made by the Seller in this Agreement or in any statement, certificate, or other document delivered to DLD by the Seller in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

       (5) The Buyer represents and warrants to the Seller as follows:

             (a) ORGANIZATION AND STANDING. DLD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease, and operate its properties and to


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carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing is not reasonably likely, individually or in the aggregate, to have a material adverse effect on DLD, and DLD has all requisite corporate power and authority to enter into and perform this Agreement. DLD does not own any controlling interest in any corporation, partnership, limited liability company, joint venture, or other business entity. Copies of the Certificate of Incorporation and the By-Laws of DLD have been delivered to the Seller, and such copies are true, complete, and correct, and in full force and effect on the date of this Agreement.

          (b) AUTHORIZATION; BINDING EFFECT. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of DLD. This Agreement has been duly executed and delivered by DLD and constitutes, and upon execution and delivery of each of the DLD Documents (as the term "DLD Documents" is hereinafter defined), will constitute, the legal, valid, and binding obligation of DLD, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

          (c) NO CONFLICTS. Neither the execution and delivery of this Agreement by DLD or any other document or instrument to be executed by DLD pursuant to this Agreement or otherwise in connection herewith (collectively the "DLD Documents"), nor the consummation by DLD of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of DLD, under the Certificate of Incorporation or the By-Laws of DLD, or under the terms of any contract, instrument, or other agreement to which DLD is a party or is otherwise bound, or pursuant to any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to DLD.

          (d) ACCESS TO INFORMATION. DLD acknowledges that it has been provided with access to all information concerning the Patents, and the transactions contemplated by this Agreement which DLD deemed necessary in order to make an informed investment decision. DLD has had a reasonable opportunity to ask questions of,


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and receive answers from, the Seller and their agents and advisors in connection with this transaction.


       (6) (a) The Closing of the transactions contemplated by this Agreement shall take place at the offices of Bondy & Schloss LLP, 6 East 43rd Street, 25th Floor, New York, NY at 10:00 a.m. Eastern time on ________, 2001 or at such other time and place mutually agreeable to the Parties, and will be deemed to occur upon completion of all of the deliveries set forth in Section (6)(b), and Section (6)(c) of this Agreement.

          (b) The Seller shall cause the following to be delivered to DLD at the Closing:

               (1) Completed agreement for the assignment of the Patents and any rights associated with the Patents (in the form attached hereto)

               (2) Completed Form PTO-1595 to be filed with the United States Department of Commerce, Patent and Trademark Office to record the assignment of the Patent rights.

               (3) Such other documents and instruments required by the terms of this Agreement to be delivered by the Seller at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

          (c) DLD shall cause the following to be delivered to the Seller at the Closing:

               (1) A certificate representing 4,163,266 shares of common stock of DLD.

               (2) Such other documents and instruments required by the terms of this Agreement to be delivered by DLD at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

       (7) The Seller hereby covenants and agrees to indemnify and hold harmless the Buyer from and against any loss, liability, claim, cost, damage, or expense, including reasonable legal fees and expenses (collectively a "Loss") arising out of or resulting


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from any breach of any representation, warranty, or covenant, or other agreement, on the part of the Seller contained in this Agreement or in any certificate, instrument, or other document delivered by the Seller to the Buyer pursuant hereto. Notwithstanding the foregoing, the Seller's indemnification obligations under this Section (7) shall be subject to the following: (a) the amount of any indemnified Loss hereunder shall be reduced by the amount, if any, of the recovery actually received by the Buyer with respect to such indemnified Loss (net of any out-of-pocket collection costs) under applicable insurance policies or from persons or entities not parties to this Agreement (not including any successor in interest or assign of the Buyer), (b) in the event such a recovery is received by the Buyer after it receives payment or other credit under this Agreement with respect to an indemnified Loss, then such recipient shall promptly pay to the Seller the lesser of the amount of the recovery actually received, or the amount of the indemnity payment made by the Seller to the Buyer with respect to such indemnified Loss, (c) the terms of this Section (7) shall not apply to the extent such provisions would operate to invalidate or otherwise prejudice any claim for insurance or against any third party, (d) the amount of any indemnified Loss arising under this Agreement shall be fairly and equitably reduced to the extent that such indemnified Loss arose by reason of, and is directly attributable to, the negligent or intentional wrongful acts or omissions of the Buyer and (e) in no event shall the Seller's indemnification obligations under this Section (7) exceed the fair market value of the DLD Shares on the date that the DLD Shares are delivered to the Seller.

       (8) The Certificate of Incorporation and By-laws of DLD shall continue to regulate the affairs of the DLD.

       (9) This Agreement may be executed in identical counterparts, each of which shall be deemed an original.

       (10) In the event that any provision or provisions of this Agreement, or application thereof to anyone, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not effect any other provision or application of this Agreement that may be given effect without the invalid or unenforceable provision or provisions or application, and shall not invalidate or render unenforceable such provision or provisions in any other jurisdiction or under any other circumstances. If any Party should waive any breach of any provision of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach(es) of the same provision, or have thereby waived any other provision of this Agreement. This Agreement sets forth the entire understanding of


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the Parties with respect to the subject matter hereof, and may be amended only by a writing signed by all of the Parties. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New York without giving effect to the principles of conflict of laws thereof.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                                       DLD GROUP, INC.



By:  /s/ Desheng Wang                   By: /s/ Patricia Meding
   ------------------------                 ---------------------
     Dr. Desheng Wang                       Patricia Meding





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